Exhibit 10.5

InterPrivate Acquisition Corp.

1350 Avenue of the Americas

New York, New York 10019

February 3, 2020

Minesh K. Patel

c/o InterPrivate LLC

1350 Avenue of the Americas

New York, New York 10019

Re: Services Agreement

Gentlemen:

This letter agreement by and between InterPrivate Acquisition Corp. (the “Company”) and Minesh K. Patel, dated as of the date hereof, will confirm our agreement that, commencing on the date the securities of the Company are first listed on the New York Stock Exchange (the “Listing Date”), pursuant to a Registration Statement on Form S-1 and prospectus filed with the Securities and Exchange Commission (the “Registration Statement”) and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation of the trust account (the “Trust Account”) established in connection with the Company’s initial public offering (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”), Mr. Patel shall assist the Company in negotiating and consummating an initial business combination. In exchange therefor, the Company shall pay Mr. Patel the sum of $10,000 per month commencing on the Listing Date, and will be entitled to be reimbursed for any out-of-pocket expenses, continuing monthly thereafter until the Termination Date.

Mr. Patel hereby waives any and all right, title, interest or claim of any kind in or to any distribution of the Trust Account (“Claim”) with respect to the fees owed hereunder and hereby waives any Claim he may have in the future as a result of, or arising out of, this agreement and will not seek recourse against the Trust Account for any reason related thereto.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement constitutes the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

This letter agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same letter agreement.

Very truly yours,

INTERPRIVATE ACQUISITION CORP.

By:	/s/ Brandon C. Bentley
	Name:	Brandon C. Bentley
	Title:	General Counsel

/s/ Minesh K. Patel
Minesh K. Patel